EXHIBIT 10.21


        ADMINISTRATIVE SERVICES AND BUSINESS TRANSFER AGREEMENT


                This Administrative Services and Business Transfer Agreement ("Agreement") is entered into as of this 4th day of December, 1996, by and between TMG Life Insurance Company, a North Dakota insurance company ("TMG"), and HealthPlan Services, Inc., a Florida corporation ("HPS").

                                    RECITALS

                WHEREAS, TMG has issued the group life, AD&D, medical and dental insurance policies described on Exhibit A ("Policies") in the states identified in such exhibit;

                WHEREAS, TMG wishes to exit the group life, AD&D, medical and dental insurance business as soon as reasonably practical;

                WHEREAS, in accordance with such desire, TMG has entered into a definitive reinsurance agreement attached hereto as Exhibit B ("Treaty") with Connecticut General Life Insurance Company, a Connecticut insurance company ("CGLIC"), pursuant to which TMG will cede to CGLIC, and CGLIC will reinsure from TMG, the Inforce Business and the New Business (both as defined in the Treaty) effective as of January 1, 1997 ("Effective Date"), on the terms and conditions set forth in the Treaty;

                WHEREAS, pursuant to the Treaty, CGLIC has assumed reinsurance with respect to substantially all of TMG's insurance risk under the Ceded Business (as defined in the Treaty);

                WHEREAS, TMG intends to be relieved of its role as the primary or "fronting" carrier not later than December 31, 1998 by an insurance carrier recommended by CGLIC; and

                WHEREAS, TMG and HPS wish to enter into an arrangement pursuant to which HPS will provide certain administrative and other services on behalf of TMG with respect to the Policies and the New Business and to enter into certain other agreements, in each case as set forth in this Agreement.

                                    AGREEMENT

                NOW, THEREFORE, TMG and HPS hereby agree as follows.

I.      ADMINISTRATIVE SERVICES.

        A.      GENERAL PRINCIPLE.

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                TMG hereby authorizes HPS to manage, administer, market and operate the Policies (including the individual conversion policies identified on Exhibit A under the heading "individual conversion policies") and the New Business (collectively, "Administered Business") as set forth in this Agreement. HPS's obligations set forth in this Article I shall commence on the Effective Date and shall expire as provided in Section VIII(B).

                TMG and HPS acknowledge that TMG will attempt to contract with Ameritas to reinsure and perform administrative services with respect to certain dental policies that TMG has administered. In the event that Ameritas does not agree to administer all aspects of such dental business, TMG and HPS agree to negotiate in good faith an arrangement pursuant to which HPS will administer such business on behalf of TMG on such terms and conditions (including compensation) as the parties may agree.

                HPS acknowledges and agrees that the Treaty obligates TMG to provide to CGLIC certain reports and remittances and to perform certain claims audit functions, claims and claims adjustment expense functions, subrogation functions, and other obligations with respect to the administration of the Ceded Business (collectively, "Treaty Requirements"). Notwithstanding anything in this Agreement to the contrary, HPS hereby agrees to perform the Treaty Requirements on behalf of TMG, such that TMG will at all times be in compliance with the Treaty Requirements.

        B.      UNDERWRITING AUTHORITY AND BASIC SERVICES.

                Commencing on the Effective Date, TMG authorizes and delegates to HPS the responsibility to, and HPS hereby agrees to:

                1. Prepare underwriting, marketing, and claims services, interpretation, and administration guidelines with respect to the Administered Business, including appropriate service standards, and update and revise such guidelines as necessary from time to time during the term of this Agreement ("Guidelines"). HPS shall, on or before March 1, 1997, submit the Guidelines to TMG and CGLIC, and shall not implement the Guidelines until TMG and CGLIC have approved the Guidelines in writing. TMG shall review the Guidelines and notify HPS if it approves or rejects the Guidelines on or before the 30th day after TMG receives the Guidelines. HPS shall perform its duties under this Agreement in accordance with the approved Guidelines. Until the Guidelines have been approved by TMG and CGLIC, HPS shall perform its duties under this Agreement in accordance with TMG's guidelines as in effect as of Closing (as defined in Article VI), which TMG shall deliver to HPS on or before the Closing Date (also as defined in Article VI), subject to whatever changes or modifications as HPS reasonably believes are necessary in accordance with good insurance business practices about which HPS shall notify TMG (provided that HPS shall indemnify TMG pursuant to Section VII(A) in the event that TMG objects to such changes or modifications and thereafter incurs any liability in respect thereof.


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                After initial approval of the Guidelines, HPS may submit
proposed changes or additions thereto for TMG and CGLIC review and approval and, in such event, TMG agrees to respond to such proposals in writing within thirty
(30) days after receiving such proposals from HPS. In the absence of Guidelines on a matter that is not addressed in this Agreement, HPS may seek and rely upon written instructions from TMG and, if none are forthcoming within ten (10) business days after HPS's request therefor, HPS shall be entitled to act on such matter in accordance with its own best judgment.

                2. Collect and receive premiums (including any administration fees) on, and perform billing services related to, the Administered Business. HPS shall hold all such premiums in trust, shall not commingle such premiums with any of its other funds, except for the fees payable to HPS in connection herewith, and shall deposit such premium into the Premium Account as provided in
Section I(I).

                 3. As TMG's representatives, prepare and submit to all applicable regulatory authorities rate filings approved by TMG and CGLIC with respect to the Administered Business and develop rate structures for the Administered Business from time to time that comply with applicable Law.

                4. Deliver all requisite notices and other communications to the policyholders as TMG's representative under the Administered Business.

                5. Process any policy cancellations, non-renewals, and endorsements related to the Administered Business as TMG's representative.

                6. As TMG's representative, cancel or non-renew coverage under the Administered Business only pursuant to the relevant policy terms and in accordance with applicable Law or as specifically instructed by TMG.

                7. Prepare all actuarial certifications related to the Administered Business required by Law or reasonably requested by TMG.

                8. Make such calculations and estimates as shall enable TMG and/or CGLIC to establish and maintain loss, unearned premium and all other reserves with respect to the Administered Business at the direction and with the oversight of CGLIC and, as appropriate, TMG.

                9. Bind coverage for New Business on behalf of TMG to qualifying risks accepted or acceptable under the then current Guidelines, and, as TMG's representative, issue all related notices required by Law.

                10. Prepare and develop policy forms for the New Business, obtain all requisite regulatory approvals for such policy forms, and ensure that all such policy forms comply with applicable Law.

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                11. Make reasonable efforts to market the New Business in
accordance with the Guidelines provided, however, that HPS may not employ any advertisement that refers to TMG without TMG's prior written consent, which TMG agrees will not unreasonably be withheld, delayed or conditioned.

        C.      CLAIMS ADMINISTRATION.

                Commencing on the Effective Date, TMG hereby authorizes HPS to administer, and HPS hereby agrees to administer, any and all claims arising under the Administered Business regardless of when such claims are incurred (collectively, "Claims"). Without limiting the generality of the previous sentence, as TMG's representative, HPS shall:

                1. Diligently adjust and settle all Claims in accordance with applicable Law and the Guidelines.

                2. Receive and process the Claims in accordance with applicable Law and the Guidelines.

                3. Examine each Claim and determine whether a claimant asserting a Claim ("Claimant") is entitled to compensation under applicable Law and the Guidelines and, if a Claimant is so entitled to compensation, arrange for the prompt payment of such Claim from the Claims Account (as defined in Section I(6)) provided, however, that HPS shall not pay, without the prior written approval of TMG, any Claims paid or incurred on any insured within the previous twelve months in excess of the lesser of (i) $100,000 or (ii) one percent of TMG's policyholder surplus as set forth in its most recent annual statutory financial statement, about which TMG shall notify HPS on or before April 1st of each year in which this Agreement is in effective.

                4. Pay all allocated loss adjustment expenses related to any Claim from the Claims Account ("Allocated Loss Adjustment Expenses") which shall include all fees, costs and expenses related to independent adjusters and investigators, experts, witnesses, attorneys, taxes, court costs, settlements, judgments, post-judgment interest, and other reasonable and necessary fees, costs and expenses incurred in connection with the investigation, defense and settlement of Claims, but not HPS's salaries, benefits, administrative costs, normal overhead, or other internal costs or expenses.

                5. Promptly notify each Claimant if his Claim has been denied in whole or in part, and the reasons for such denial.

                6. Investigate any Claims that are not supported by sufficient factual documentation.

                7. Settle any disputes concerning a Claim on reasonable terms and conditions, in accordance with the Guidelines, or as directed in writing by TMG provided, however, that (i) HPS shall not settle any disputed Claim for more than $100,000 without the


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prior approval of TMG and (ii) HPS shall obtain from the Claimant an unconditional release of TMG, TMG's reinsurers and their respective affiliates in respect of the disputed Claim.

                8. Make such calculations as shall enable TMG and/or CGLIC to establish loss reserves for each Claim in accordance with instructions provided by CGLIC and TMG on or before the third business day of each month for the prior month (provided, that if, for reasons beyond the control of and not the fault of HPS, such calculations cannot be made as of such date, HPS shall provide to TMG reasonable estimates of such calculations on such date and shall provide to TMG the actual calculations as soon as is practical), revise such reserves as circumstances warrant, and notify TMG of the amount of the reserves, but HPS shall have no liability for the under or overestimation of such reserves provided that such under or overestimation was not caused by HPS's negligence.

                9. Analyze all Claims to determine whether TMG and/or CGLIC, as the case may be, is entitled to any right of subrogation in respect of such Claim, and make reasonable efforts to enforce such subrogation rights on behalf of TMG.

                10. Retain any professional or other third party services previously approved of by TMG in writing, which shall not be unreasonably withheld, to assist in the adjustment of any Claims as may be reasonably appropriate in accordance with the Guidelines.

                11. Assist (in particular, provide Claims file information and supporting documents) TMG in TMG's litigation or arbitration of any disputed Claim that cannot be settled on a reasonable basis.

                12. Report all Claims to TMG in a timely manner in accordance with the reports required pursuant to Section I(F)(5).

                13. Send to TMG a copy of any Claim file that TMG may request or as soon as it becomes known that the Claim (i) has the potential to exceed an amount equal to the lesser of the amount set forth in Section I(C)(3) or an amount established by any relevant Governmental Entity; (ii) involves a coverage dispute; (iii) exceed HPS's Claims settlement authority set forth in Section I(C)(7); (iv) is open for more than six months; or (v) is closed by payment of an amount greater than the lesser of the amount set forth in Section I(C)(7) or an amount set by any relevant Governmental Entity. All Claim files will be the joint property of TMG and HPS; provided, however, that in the event an order of liquidation is entered against TMG, such files shall become the sole property of TMG or its estate, in which case HPS shall have reasonable access to and the right to copy such files on a timely basis.

        D.      LEGAL COMPLIANCE.

                1. HPS shall comply, and shall take whatever action as may be necessary to cause the Administered Business and TMG with respect to the Administered Business to comply with all laws, rules, regulations, ordinances, and orders (collectively, "Laws") related to the Administered Business, the Claims or this Agreement including all Laws concerning

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reporting requirements, licensure, policy form compliance and unfair claims practices. HPS hereby represents and warrants to TMG that, as of the date of this Agreement and as of Closing, it will possess all licenses, permits and approvals as are reasonably necessary for it to perform its obligations under this Agreement except where the absence of such licenses, permits and approvals will not have a material adverse effect on the ability of HPS to perform its obligations under this Agreement. Notwithstanding anything contained herein to the contrary, however, TMG expressly acknowledges that the absence of compliance with any Laws related to policy form compliance during the first twelve (12) months following the Effective Date shall be attributable to TMG and not HPS, except where such absence is caused by any breach by HPS of any of its obligations under this Agreement or by HPS's negligence or error.

                2. Without limiting the generality of Section I(D)(1), HPS shall
(1) (a) respond to inquiries, complaints, requests or proceedings received from or initiated by any governmental authority, body, agency, commission, department or instrumentality of any type (together, "Governmental Entity"); (b) make all required filings with any Governmental Entity; (c) be responsible for the delivery of reports, communications and notices to or from any Governmental Entity; and (d) participate in and help TMG respond to financial and market conduct examinations, in each case related to the Administered Business; and (2) obtain and maintain all licenses, permits and approvals required under applicable Law to perform its obligations under this Agreement.

        E.      TMG's COOPERATION.

                On or after the Effective Date, TMG agrees to use its best efforts and shall cause its officers and employees to use their best efforts to render all reasonable and necessary cooperation promptly to HPS and HPS's officers and employees in the performance of HPS's obligations under the provisions of this Article I and under the other provisions of this Agreement; provided, however, that HPS shall reimburse TMG for any reasonable out-of-pocket costs and expenses for which TMG shall receive advance approval from HPS and that TMG incurs in connection with such cooperation in excess of $10,000 on an annual basis.

        F.      RECORD RETENTION AND REPORTS.

                1. At or immediately following the Closing TMG shall turn over the HPS originals or copies of all books, records, files and electronically stored data (the "Transferred Records") sufficient to enable HPS to establish all necessary initial records for the Administered Business. TMG shall use its best efforts to insure that the Transferred Records will be accurate and complete and reflect all actions taken, claims made and paid, and their status as of the Closing. HPS may rely on the Transferred Records and shall have no liability to TMG for any error, inaccuracy, incompleteness therein or in respect of missing records.

                2. Commencing as of the Effective Date, HPS shall use its best efforts to maintain its books, records and files that relate to this Agreement, the Administered Business or any Claim (collectively, "Records") in accordance with all Laws and Guidelines, but only to

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the extent such information relates to collected premiums and Claims. Without limiting the generality of the previous sentence, the Records shall (i) show all policies, all premiums written and collected, all acquisition costs, all Claims, all losses related to the Claims and Allocated Loss Adjustment Expenses, and the loss experience of all risks by class and by state, in each case with respect to the Administered Business, and (ii) include all statistical information required to be furnished to any insurance regulatory authority. The parties agree to abide by all Laws that relate to the confidentiality and treatment of medical and other insurance Records.

                3. HPS shall maintain the Records until the later of (i) the fifth anniversary of the expiration of the last policy that is part of the Administered Business, (ii) the completion of a financial examination by the North Dakota Department of Insurance concerning the Administered Business, (iii) the expiration of the period in which any tax authority may audit TMG for the year to which such Records pertain, or (iv) such longer period as is required by Law.

                4. HPS may, on or before the 180th day after this Agreement expires or is terminated, transfer the Records to a place designated by TMG and, upon doing so, shall be deemed relieved of the requirements set forth in the previous paragraph. The Records, including the Transferred Records, shall at all times remain the property of TMG. Subject to such restrictions as may be or become applicable pursuant to Law, (i) HPS and TMG shall allow each other and their respective designees (including any Governmental Entity), at the other party's cost, to review and photocopy such Records as are in their possession at any time during normal business hours and days upon at least four (4) days prior written notice and (ii) TMG shall allow HPS and its designees (including any Governmental Entity), at HPS's cost, to review and photocopy any books, records, and files of TMG that do not constitute part of the Transferred Records but which contain information about which HPS should reasonably be aware in order to perform its obligations under this Agreement, at any time during normal business hours and days upon at least four (4) days prior written notice ("Historical Records"). HPS shall promptly reimburse TMG for the costs and expenses that TMG incurs to retrieve the Historical Records for HPS.

                5. HPS shall provide to TMG the reports listed and described in Exhibit C, at the intervals stipulated in such Exhibit, and in the formats or containing the information also stipulated in such Exhibit (provided, that if, for reasons beyond the control of and not the fault of HPS, such reports cannot be made as of any due date, HPS shall provide to TMG reasonable estimates of any data or information to be included in such report and shall provide to TMG the actual report as soon as is practicable).



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        G.      NOTIFICATION.

                HPS shall notify TMG of (1) on a weekly basis, any complaints that any Governmental Entity or attorney makes to HPS; (2) any litigation or arbitration proceeding that has been commenced against HPS or TMG related to any loss arising under the Administered Business or any Claim on or before the fifth business day after HPS is notified or becomes aware of such a proceeding; and
(3) any notice or other communication from any Governmental Entity in which such Governmental Entity requests information from TMG, or threatens to take any action against TMG including the denial, suspension, or termination of any license held or requested by TMG.

        H.      CLAIMS ACCOUNT.

                TMG shall maintain a claims account ("Claims Account") upon which HPS shall be authorized to draw checks or drafts to pay Claims and Allocated Loss Adjustment Expenses. The Claims Account shall be owned by TMG and shall be so identified on check stock.

        I.      PREMIUM ACCOUNT AND POLICY REGISTER.

                1. HPS shall establish and shall deposit all gross premiums (which shall also include any administration fees) related to the Administered Business into an account established by HPS (the "Premium Account"). All funds deposited into the Premium Account shall be recorded on the Policy Register (as defined below). HPS shall make all cash adjustments for premium refunds and other required cash transfers with regard to premium payments in accordance with the Guidelines. HPS shall have sole and exclusive authority to make withdrawals from the Premium Account.

                On or before the last day of each month, HPS shall furnish to TMG a report of gross written premium in respect of the Administered Business for the previous month in a policy register format established by HPS, setting forth policies bound or endorsed by policy number, the name of the insured, policy effective and termination date, policy issuance date, premium due, and the amount actually received, and the amounts due therefrom to TMG, CGLIC, agents, and HPS (the "Policy Register"). Within two (2) days thereafter, HPS shall transfer, by Automated Clearing House Transfer, to an account specified by TMG, the remittance due TMG pursuant to the Treaty.

                2. TMG agrees that HPS may pay, on TMG's behalf, to the extent that the sums on deposit therein are adequate from the Premium Account, all sums due to HPS under this Agreement.

                3. Notwithstanding anything to the contrary set forth in this Agreement, in the event any proceeding is brought by TMG to recover premium, return premium and any other trust funds from HPS, HPS hereby waives it rights to assert any and all counterclaims, crossclaims, or offsets of any kind, it being the agreement of the parties that no claims of HPS

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as creditor may be asserted as a defense or offset to TMG's claim for premium, return premium, and any other trust funds. HPS shall retain the right to bring any separate action it may deem appropriate for the recovery of any claims it may have as a creditor of TMG, but the pendency of any such separate claim shall not delay or hinder TMG's right to recover any premium, return premium or other trust funds then due or to execute and levy on a judgment therefor.

        J.      LIMITATIONS.

                Notwithstanding anything in this Agreement to the contrary, HPS shall not:

                1. Bind reinsurance or retrocessions on behalf of TMG.

                2. Commit TMG to participate in insurance or reinsurance syndicates.

                3. Collect payment from any reinsurer or commit TMG to a claim settlement with any reinsurer without TMG's prior approval. If such approval is given HPS, shall promptly forward to TMG an appropriate written report.

                4. Appoint any producer or subagent.

                5. Employ any individual at the same time as such individual is employed by TMG.

                6. Permit any subproducer to sit on TMG's board of directors.

                7. Be obligated to prepare statutory or GAAP financial statements on behalf of TMG provided, however, that HPS (i) shall cooperate with TMG and provide to TMG such information and reports related to the Administered Business as TMG may reasonably request to prepare such financial statements and
(ii) assist TMG in connection with any audit or review that may be conducted with respect to such financial statements; provided, however, that TMG shall reimburse HPS for any reasonable out-of-pocket costs and expenses for which HPS shall receive advance approval from TMG and that HPS incurs in connection with any such audit or review in excess of $10,000 on an annual basis.

                8. Cause to be issued any new certificates on behalf of TMG (i) in the states of Massachusetts, Maryland, New Hampshire, New Jersey, New York, South Carolina, Vermont, or Washington, and (ii) in the event that TMG decides, on or before December 31, 1997, to terminate or otherwise transfer all Administered Business issued in Florida ("Florida Business"), then Florida, after the date TMG decides to terminate such business. Further, HPS shall not renew any certificates for policies in force provided that TMG has given HPS thirty (30) days advance written notice of its intent to cancel such certificates, in addition to the applicable statutory period for such termination and notification.



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II.     CONSIDERATION FOR ADMINISTRATIVE SERVICES

                In consideration of the services that HPS shall perform pursuant to Article I of this Agreement, TMG shall pay to HPS the following amounts in the following manner:

                1. Seven Hundred Fifty Thousand Dollars ($750,000) by cashier's check or wire transfer of immediately available funds to an account designated by HPS on or before January 31, 1997;

                2. Thirteen and one-half percent (13-1/2%) of TMG's share of gross earned premium (which shall also include any administration fees) due on or after the Effective Date on any Administered Business that does not constitute Fully Ceded Business (as defined in the next sentence) that TMG actually receives (regardless of when TMG receives such amount); provided, however, that TMG shall be obligated to pay to HPS only ten percent (10%) of TMG's share of such gross earned premium under any business that is written in respect of the Cleveland Clinic Florida Health Plan. The term "Fully Ceded Business" shall mean Ceded Business (as defined in the Treaty) excluding the Florida Ceded Business (also as defined in the Treaty) if CGLIC's liability for the Florida Ceded Business is calculated pursuant to Article II(A) of Exhibit B to the Treaty as of the Effective Date.

                3. Six and 50/100 Dollars ($6.50) for each Claim under the Fully Ceded Business that HPS administers that was received by TMG before the Effective Date in excess of a number of claims equal to (i) the number of claims incurred under the Fully Ceded Business about which TMG was notified on or after December 17, 1996 but before the Effective Date plus (ii) the lesser of (a) the number of claims incurred in respect of the Fully Ceded Business received by TMG prior to December 17, 1996 but that remain pending on such date, or (b) a number of claims equal to four times the average daily claims received by TMG during a business day in December under the Fully Ceded Business.

                4. Six and 50/100 Dollars ($6.50) for each Claim that HPS administers which is incurred before the Effective Date but received after such date on all Administered Business that is not Ceded Business.

                5. In the event that TMG decides, on or before December 31, 1997, to terminate or otherwise transfer the Florida Business, three dollars ($3.00) for each Claim under the Florida Business that HPS administers which is incurred before the Effective Date but received on or after such date, on or before December 31, 1997.

                6. HPS's compensation with respect to the Fully Ceded Business shall be set forth in a separate agreement between HPS and CGLIC.

                7. On a monthly basis, HPS may retain from the Premium Account in accordance with Section I(B)(2) all amounts payable to it pursuant to Sections II(2), (3), (4), & (5).

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III.    ADDITIONAL COVENANTS OF HPS.

        A.      EMPLOYEES.

                1. On or before December 11, 1996, HPS shall make an offer to employ a minimum of 220 of the individuals that TMG currently employs in its Employee Benefit Division in a position that is reasonably comparable to their current position of employment with TMG, in order to assist HPS in performing its services under this Agreement. On or before December 9, 1996, HPS shall deliver to TMG a true, complete, and correct list of each employee to whom HPS has made such offer ("Employees"). HPS agrees to employ all such persons who accept the HPS offer of employment within the period for which the offer is open, effective on the Effective Date. The terms of such employment shall be in accordance with HPS's personnel policies in existence on the date of this Agreement and shall last at least until June 30, 1997, assuming good behavior and standard HPS employee performance, regardless of how the Administered Business performs after the Closing Date. HPS shall extend employee benefits to each of the Employees who accepts such offer, which shall be similar to such employee benefits as HPS makes available to its other employees. HPS shall also credit such Employees with service time earned at TMG for purposes of calculating the amount of personal time off to which such Employees are entitled (and TMG agrees to provide all necessary records for the calculation thereof), and not for any other benefits or purposes. HPS will waive (i) any waiting period that would otherwise apply to the ability of such Employees to participate in HPS's 401k plan or any employee welfare benefit plan; and (ii) any pre-existing condition with respect to any employee welfare benefit plan.

                The parties agree that HPS is assuming no liability of TMG of any kind or character in respect of the Employees. TMG represents and warrants that (a) as of December 31, 1996, all benefits of the Employees shall be fully paid or funded (including any accrued liability of TMG under any pension or retirement plan) and all salary, bonuses, accrued vacation and other compensation and any reimbursements or other liquidated claim of the Employees shall have been fully paid or provided for, except for any amounts that TMG will pay, fund or provide for in the ordinary course of business (b) there are no collective bargaining or other similar labor contracts in effect with respect to the Employees, and (c) none of the individual Employees is a party to any written, individual employment contract with TMG.

                2. On or before the Closing Date HPS will offer to Mr. E. Edwards a consulting relationship on reasonable and customary terms and conditions, pursuant to which Mr. Edwards would provide to HPS such services as HPS may reasonably require at a rate of $1,000 per day.

                3. HPS shall cooperate with TMG to comply with (i) any plant closing, mandatory severance benefit, or similar Law and (ii) any other Law related to employment, employee benefits, or labor relations in connection with the transactions contemplated in this Agreement, but such cooperation shall not result in any liability of HPS to the Employees for

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any matter (other than accrued vacation pay) for any period prior to the
Effective Date, as to which TMG shall indemnify HPS pursuant to Section VII(B).

        B.      PERSONAL PROPERTY.

                1.      Proprietary Computer Software.

                HPS shall lease the Maxcare, ASK and CAS systems, and any other subsystem owned by TMG and attached to or embedded within Maxcare, ASK, and CAS, on a month to month basis for so long as HPS may require for a monthly lease payment equal to Nine Thousand Six Hundred Dollars ($9,600) in accordance with a "net-net" lease (i.e., HPS shall be responsible for, amongst other matters, maintenance and support for such systems), that TMG and HPS will negotiate in good faith to execute at Closing ("Maxcare Lease"). For sake of clarity, the parties acknowledge and agree that HPS will not purchase the "Medstat" system.

                2.      Computer Hardware.

                HPS shall purchase from TMG all of the application systems, data bases and computer hardware identified on Exhibit D ("Computer Hardware") pursuant to a bill of sale that TMG and HPS will negotiate in good faith to execute at Closing ("Hardware Bill of Sale") for the purchase price identified in Exhibit D. Good title to and possession of such Computer Hardware shall be conveyed to HPS by such bill of sale, free of all security interests, liens, encumbrances, and the rights and claims of third parties as of the Closing Date, such Computer Hardware to be in good operating condition and fully functional on that date.

                3.      Other Personal Property.

                HPS shall purchase from TMG such other personal property identified on Exhibit E to this Agreement ("Other Personal Property") in accordance with a bill of sale that TMG and HPS will negotiate in good faith to execute at Closing ("Personal Property Bill of Sale") for the purchase price identified in Exhibit E. Good title to and possession of such Other Personal Property shall be conveyed to HPS by the personal property Bill of Sale, free of all security interests, liens, encumbrances and the rights and claims of third parties as of the Closing Date, such Other Personal Property to be in good condition on said date. HPS shall license from TMG, in accordance with a license agreement that TMG and HPS will negotiate in good faith to execute at Closing ("Trademark License Agreement"), on a nonexclusive basis the trademarks attached hereto as Exhibit F ("Trademarks") at no additional cost for so long as any policy forms or other written materials that TMG provides to HPS at Closing and which incorporate any Trademark remain unused, it being agreed that, after Closing, HPS shall not employ any Trademark on any policy form or other materials that it creates.

        C.      REAL PROPERTY LEASE.

                HPS shall lease from TMG the real property ("Real Property") identified in the lease attached hereto as Exhibit G ("Lease"), on the terms and conditions set forth in the Lease.

        D.      THIRD PARTY CONTRACTS.

                On the Effective Date, HPS hereby assumes and agrees to pay, perform and discharge all of TMG's obligations under the contracts identified on Exhibit H ("Third Party Contracts") which arise for periods on or after the Effective Date. TMG represents and warrants that (except as previously disclosed to HPS in writing) as of the Closing Date; (a) each Third Party Contract will be in full force and effect as of the Closing Date, (b) all sums to be paid by TMG in respect of all periods or matters accrued to the Effective Date shall have been fully paid, (c) TMG shall not be in default pursuant to any of the provisions of the Third Party Contract, nor shall TMG have committed any act or omitted or defaulted on any required performance or payment which with notice or the passage of time, or both, would render TMG in default thereunder, (d) none of the payments required of TMG under any Third Party Contract is a "balloon" or requires other than payments in equal, regular installments, and (e) TMG has paid no security deposits under any such contract nor prepaid for any periods after the Effective Date. In the event that the other party to any Third Party Contract is entitled to receive any payment in connection with TMG's assignment or HPS's assumption of such Third Party Contract, HPS shall be solely responsible for such payment.

        E.      MINIMUM PAYMENT.

                On or before the Effective Date, HPS shall pay to TMG, by wire transfer of immediately available funds to an account to be identified by TMG or by certified check, the amount of One Million Dollars ($1,000,000) ("Minimum Payment"). TMG shall apply the Minimum Payment against HPS's monetary obligations under the Maxcare Lease, the Hardware Bill of Sale, the Personal Property Bill of Sale and the Trademark License. At the Closing, the parties agree to execute a memorandum specifying their allocations of the Minimum Payment ("Minimum Purchase Price Allocation Memorandum") to the assets purchased by HPS thereunder and agree that such price allocations will be used on their respective tax returns. HPS's payment of the Minimum Payment shall not relieve it of any monetary obligations under such documents in excess of One Million Dollars ($1,000,000).

        F.      COOPERATION ON FLORIDA BUSINESS.

                In the event that TMG decides on or before December 31, 1997 to terminate or otherwise transfer the Florida Business, HPS shall take such actions as TMG may reasonably, properly and lawfully request to assist TMG in its efforts to terminate or otherwise transfer the Florida Business; but HPS shall not be required to take any action which is, in its reasonable judgment or in the reasonable opinion of its counsel, contrary to applicable Law or the terms of the Policies.

        G.      INSURANCE.

                HPS shall, at its sole cost and expense, maintain errors and omissions insurance coverage from an insurance carrier that is reasonably acceptable to TMG with a per occurrence limit of not less than $5,000,000.

        H.      APPROVALS.

                HPS shall take all action that may be reasonably necessary to receive all requisite material third party, governmental, judicial, regulatory, corporate and other consents, waivers, authorizations and approvals (collectively, "Approvals") that are the responsibility of HPS, which shall be identified on a list ("Approvals List") that HPS and TMG shall cooperate with each other to prepare as soon as reasonably practical after the date of this Agreement, but in any event not later than December 13, 1996.

        I.      AGREEMENT TO CONSUMMATE.

                HPS shall use its best efforts to do all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, as soon as reasonably practical, this Agreement and the exhibits attached hereto ("Ancillary Documents") and the transactions contemplated hereby and thereby. At any time before or after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement or any Ancillary Document then, as soon as reasonably practical, HPS shall take, or cause to be taken, such action as may be reasonably requested by TMG. HPS shall promptly notify TMG after it obtains knowledge of the occurrence, or failure to occur, of any event which causes or is likely to cause (i) a breach of its covenants or agreements contained in this Agreement or any Ancillary Document or
(ii) the failure of the satisfaction of any condition necessary for Closing to occur.

        J.      SYSTEM SUPPORT.

                From and after Closing, HPS agrees to provide to TMG such application system support as TMG may request from time to time at a cost equal to the fair market value for such support to be established by memorandum executed on behalf of both parties at or before the Closing.

        K.  UPDATE TO EXHIBIT A

                HPS agrees to cooperate with TMG in good faith to produce and deliver at Closing an updated version of Exhibit A to this Agreement (which will replace the Exhibit A attached to this Agreement on the date hereof), which will be true, complete and accurate as of Closing.

IV.     ADDITIONAL COVENANTS OF TMG.

        A.      MARKETING SUPPORT.

                TMG shall recommend to its customers under the Administered Business to continue such business in force and shall recommend HPS as replacement provider and administrator for the services currently provided by TMG in connection with the Administered Business by supplying mailing lists, written letters of introduction and/or recommendation and participating in meetings with HPS's sales representatives; provided, however, that TMG shall not be obligated to incur any out-of-pocket expenses related to such assistance after the Effective Date.

        B.      TRANSITION.

                From the date of this Agreement until the Closing Date, TMG shall afford HPS all reasonable opportunities to inspect TMG's records relating to TMG's business and the Administered Business. Areas of interest include, without limitation, computer software and hardware operations, Employee performance and compensation (but subject to any state law regarding the confidentiality of employee records), general business and financial, actuarial and pricing, operations, information systems, contract, compliance and regulatory support, master brokers, and distribution. To that end, TMG shall make available all documents, records, data, and information relating to the areas of interest and to vendor arrangements, including provider networks and utilization review procedures, performance of TMG's master brokers, and any other information necessary to perform all due diligence that may be reasonably required in connection with this Agreement.

        C.      THIRD PARTY CONTRACTS.

                At the Closing, TMG shall assign to HPS all of TMG's rights, title and interest in and to the Third Party Contracts. TMG shall use its best efforts to obtain the consent of all relevant third parties to such assignment.

        D.      PERFORMANCE AND EXECUTION OF ANCILLARY DOCUMENTS.

                At the Closing, TMG shall (i) lease to HPS the Maxcare, ASK, and CAS Systems (and all integrated or attached subsystems owned by TMG) in accordance with the Maxcare Lease; (ii) sell to HPS the Computer Hardware pursuant to the Hardware Bill of Sale; (iii) sell to TMG the Other Personal Property in accordance with the Personal Property Bill of Sale; and (iv) lease to TMG the Real Property in accordance with the Lease.

        E.      CONDUCT OF BUSINESS.

                Prior to Closing, TMG shall continue to conduct its affairs with respect to, and service, the Reinsured Policies in the ordinary course of business in substantially the same manner that TMG has conducted such affairs prior to the date of this Agreement. TMG hereby represents and warrants that, to its knowledge, its administration is in material compliance with all applicable laws, regulations, governmental orders and guidelines, in conformity with the terms of the Policies.

        F.      NONCOMPETITION.

                Except as otherwise provided in this Agreement, neither TMG nor any affiliate of TMG shall, directly or indirectly:

                (1) From the Effective Date until the earlier to occur of the effective date of termination of the Agreement or December 31, 1999, knowingly solicit, contact, or encourage any agent who has received commissions or service fees with respect to the Administered Business or the Ceded Business, for the purpose of encouraging any such agent to place any business that is of a type which constitutes part of the Administered Business (it being expressly understood that TMG may contact and solicit such agents to place, amongst other things, individual life, medical, and dental insurance business), without the prior written consent of HPS;

                (2) From the Effective Date until the earlier to occur of the effective date of termination of this Agreement or December 31, 1999, knowingly solicit, contact, or encourage any of its customers or policyholders under the Administered Business or the Ceded Business, for the purpose of encouraging any such customer or policyholder to obtain insurance that is of a type which constitutes part of the Administered Business (it being expressly understood that TMG may contact and solicit such customers or policyholders to place, amongst other things, individual life, medical, and dental insurance business), without the prior written consent of HPS; or

                (3) From the Effective Date until December 31, 1997, knowingly solicit, contact, or encourage (i) any person who is an employee of HPS or of any parent, division or subsidiary of HPS or (ii) any supplier, vendor, agent or consultant to HPS, to terminate its, his or her relationship with HPS.

                (4) Tortiously interfere with HPS's business.

        G.     APPROVALS.

               TMG shall take all action that may be reasonably necessary to receive all Approvals identified as TMG's responsibility in the Approvals List.

        H.      AGREEMENT TO CONSUMMATE.

                TMG shall use its best efforts to do all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, as soon as reasonably practical, this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. At any time before or after the Closing Date, if any further action is necessary, proper or advisable to carry out the purposes of this Agreement or any Ancillary Document then, as soon as reasonably practical, TMG shall take, or cause to be taken, such action as may be reasonably requested by HPS. TMG shall promptly notify HPS after it obtains knowledge of the occurrence, or failure to occur, of any event which causes or is likely to cause (i) a breach of its covenants or agreements contained in this Agreement or any Ancillary Document or (ii) the failure of the satisfaction of any condition necessary for Closing to occur.

        I.      UPDATE TO EXHIBIT A.

        TMG agrees to cooperate with HPS in good faith to produce and deliver at Closing an updated version of Exhibit A to this Agreement (which will replace the Exhibit A attached to this Agreement on the date hereof), which will be true, complete and accurate as of Closing.

        J.      RETURN OF DEPOSIT.

        On or before the second business day after the date of this Agreement, TMG shall return to HPS, by wire transfer of immediately available funds to an account designated by HPS, the Deposit that HPS paid to TMG pursuant to the letter of intent between the parties dated November 13, 1996.

        K.      PROMOTIONS.

        TMG shall promptly reimburse HPS for TMG's Pro Rata Share (as defined in this paragraph below) of the costs and expenses that HPS incurs in connection with the "Pro Beach," "Big Kahuna," and "All Star" promotions (collectively, "Promotions") in effect on the date of this Agreement, which TMG represents shall not exceed Four Thousand Dollars ($4,000), Four Thousand Dollars ($4,000), and Sixteen Hundred Dollars ($1,600), respectively, for each agent or broker who qualifies for the prize awarded in connection with such Promotion ("Qualifying Broker"). TMG shall be given credit for all amounts that it has prepaid or expensed as of the Closing Date in connection with the Promotions. The term "Pro Rata Share" for each Qualifying Broker shall mean a fraction, the numerator of which equals the qualifying sales (in dollars) made by such Qualifying Broker during the period beginning on the commencement of the relevant Promotion through the Effective Date and the denominator of which equals the total qualifying sales (in dollars) made by such Qualifying Broker during the period beginning on the commencement of such Promotion through the date that the qualification period for such Promotion expires.

V.      CONDITIONS TO CLOSING.

        A.      HPS'S OBLIGATIONS.

                The obligations of HPS to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of the following conditions precedent.

                1. TMG shall have performed all of the obligations, covenants and conditions to be performed by it at or prior to the Closing.

                2. TMG shall have delivered to HPS a certificate executed by its duly authorized representative and dated as of the Closing Date to the effect that TMG has performed or complied with the terms and conditions applicable to it of this Agreement ("TMG's Compliance Certificate").

                3. There shall have not occurred a material adverse event with respect to the Policies that was caused by the conduct of TMG prior to Closing.

                4. Each of the Approvals which are the responsibility of TMG shall have been obtained and be in full force and effect, any conditions or directions contained in such Approvals shall have been fully satisfied, and such Approvals shall not modify the terms and conditions of this Agreement or the Ancillary Documents, and the transactions contemplated herein and therein, in any material respect.

                5. The Closing under the Treaty shall have occurred, and the Treaty shall be in full force and effect.

                6. At or prior to Closing, TMG shall have delivered to HPS:

                        a.      TMG's Compliance Certificate;

                        b. Evidence reasonably satisfactory to HPS that all of the Approvals to be obtained by TMG have been obtained;

                        c. The Maxcare Lease, duly executed by TMG and possession of the computer software described therein in the condition required by this Agreement;

                        d. The Hardware Bill of Sale duly executed by TMG and possession of the Hardware in the condition required by this Agreement;

                        e. The Personal Property Bill of Sale duly executed by TMG and possession of the Personal Property in the condition required by this Agreement;

                        f. The Lease duly executed by TMG and possession of the premises described therein in substantially the same condition such premises are in on the date of this Agreement;

                        g. Possession of the Transferred Records and Employee records of accrued vacation time in the condition required by this Agreement;

                        h.      A copy of the Treaty, as fully executed;

                        i. The Trademark License Agreement duly executed by TMG; and

                        j.      The Minimum Purchase Price Allocation
Memorandum.

                7. No action, suit or proceeding before any court, any Governmental Entity, or any other person or entity shall have been commenced or threatened, and no investigation by any Governmental Entity, or any other person or entity shall have been commenced or threatened which (i) seeks to restrain, prevent or change the transactions contemplated in this Agreement and the Ancillary Documents, (ii) questions or validity or legality of such transactions, or (iii) seeks damages in connection with, or imposes conditions on, such transactions.

        B.      TMG'S OBLIGATIONS.

                The obligations of TMG to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of the following conditions precedent.

                1. HPS shall have performed all of the obligations, covenants and conditions to be performed by it at or prior to the Closing.

                2. HPS shall have delivered to TMG a certificate executed by its duly authorized representative and dated as of the Closing Date to the effect that HPS performed or complied with the terms and conditions of this Agreement applicable to it ("HPS's Compliance Certificate").

                3. Each of the Approvals which are the responsibility of HPS shall have been obtained and be in full force and effect, any conditions or directions contained in such Approvals shall have been fully satisfied, and such Approvals shall not modify the terms and conditions of this Agreement or the Ancillary Documents, and the transactions contemplated herein and therein, in any material respect.

                4. The Closing under the Treaty shall have occurred, and the Treaty shall be in full force and effect.

                5. At or prior to Closing, HPS shall have delivered to TMG:

                        a.      HPS's Compliance Certificate;

                        b. Evidence reasonably satisfactory to TMG that all of the Approvals to be obtained by HPS have been obtained;

                        c.      The Maxcare Lease, duly executed by HPS;

                        d.      The Hardware Bill of Sale duly executed by HPS;

                        e. The Personal Property Bill of Sale duly executed by HPS;

                        f.      The Lease duly executed by HPS;

                        g.      The Minimum Purchase Price Allocation
memorandum;

                        h. The Trademark License Agreement, duly executed by HPS; and

                        i. A true, complete, and correct copy of any contract between HPS or any of its affiliates on the one hand, and CGLIC or any of its affiliates on the other, that affects or relates to this Agreement or the Treaty.

                6. Payment by HPS, by wire transfer of immediately available funds, of any payment due by it under this Agreement or any Ancillary Document in excess of the Minimum Payment.

                7. No action, suit or proceeding before any court, any Governmental Entity, or any other person or entity shall have been commenced or threatened, and no investigation by any Governmental Entity, or any other person or entity shall have been commenced or threatened which (i) seeks to restrain, prevent or change the transactions contemplated in this Agreement and the Ancillary Documents, (ii) questions or validity or legality of such transactions, or (iii) seeks damages in connection with, or imposes conditions on, such transactions.


VI.     CLOSING

                The Closing of the transactions contemplated by this Agreement and the Ancillary Documents ("Closing") shall take place at 10 AM, CST, on January 2, 1997 ("Closing Date") at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or at such other place and time as HPS and TMG may agree, and shall become effective as of the Effective Date.

VII.    INDEMNIFICATION

        A.      INDEMNIFICATION OF TMG.

                (a) From and after the Closing Date, HPS shall indemnify, defend and hold TMG and its directors, officers, employees, and agents ("TMG Indemnities") harmless against any and all damages (including direct, special, consequential, punitive and/or exemplary damages), losses, deficiencies, liabilities, obligations, debts, commitments, judgments, awards, settlements, demands, claims, suits, causes of action, assessments, costs and expenses (including legal fees and other expenses reasonably incurred in investigating and defending against the same) (collectively, "Liabilities") asserted against, resulting to, imposed upon, or incurred by TMG or the TMG Indemnities, directly or indirectly, by reason of, arising out of or resulting from (i) any failure to comply with or breach of any of the covenants, agreements, representations or warranties of HPS in this Agreement or the Ancillary Documents; (ii) the negligence or misconduct of HPS in connection with this Agreement; or (iii) HPS's failure to comply with the Claim "concur and consent" notification provisions of the Treaty.

        B.      INDEMNIFICATION OF HPS.

                In addition to any other indemnifications as are contained in the Treaty, from and after the Closing Date, TMG shall indemnify, defend and hold HPS and its directors, officers, employees, and agents ("HPS Indemnities") harmless against any and all Liabilities asserted against, resulting to, imposed upon, or incurred by HPS or the HPS Indemnities, directly or indirectly, by reason of, arising out of, or resulting from (i) acts or omissions of TMG arising out of or occurring prior to the Effective Date and related to the Administered Business, (ii) any failure by TMG to comply with or breach of any of the covenants, agreements, representations or warranties of TMG in this Agreement or the Ancillary Documents, or (iii) TMG's failure to comply with all requirements of state insurance Laws and regulations in its capacity as a ceding insurer of the Reinsured Business under the Treaty during the first twelve months following the Effective Date.

        C. EXCLUSIVE NATURE OF REMEDY. The indemnification rights under Sections VII(A) and VII(B) shall be the sole and exclusive legal remedy of the parties with respect to this Agreement or the Ancillary Documents. Notwithstanding the foregoing, the parties expressly reserve all equitable remedies they may now or in the future have.

        D. NOTIFICATION AND CONTROL OF DEFENSE. Any party entitled to indemnification under this Agreement shall (i) give prompt notice to the party from whom indemnification is sought of any Liability with respect to which it seeks indemnification; and (ii) permit such indemnifying party to assume and control defense of such Liability with Counsel reasonably satisfactory to the indemnified party; provided, however, that any party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such Liability, but the fees and expenses of such separate counsel shall be paid by the party employing separate counsel unless (1) the indemnifying party has agreed to pay such fees and expenses or (2) the indemnifying party has failed to assume the defense of such

Liability and to employ counsel reasonably satisfactory to such party. So long as the indemnifying party is defending any such Liability actively and in good faith, the indemnified party shall not settle such Liability. The indemnified party shall make available to the indemnifying party or its representatives all records and other materials required by them and in the possession or in the control of the indemnified party, for the use of the indemnifying party and its representatives in defending any such Liability, and shall in other respects give reasonable cooperation in such defense to the indemnifying party its counsel and, if applicable, its insurers and/or indemnitors and their counsel.

                If the indemnifying party, within a reasonable time after notice of any such Liability, fails to defend such Liability actively and in good faith, then the indemnified party will have the right to undertake the defense, compromise or settlement of such Liability or to consent to the entry of a judgment with respect to such Liability, on behalf of and for the account and risk of the indemnifying party, and the indemnifying party shall thereafter have no right to challenge the indemnified party's defense, compromise, settlement or consent to judgment therein. Notwithstanding anything to the contrary in this Agreement, (i) if there is a reasonable probability that a Liability may materially and adversely affect the indemnified party, the indemnified party shall have the right to defend, compromise or settle such a Liability; provided, however, that the indemnified party shall not have such right if the exercise of such right by the indemnified party makes void or violates the terms of any contract of indemnification by which the indemnifying party is itself indemnified against loss unless the indemnified party agrees to indemnify the indemnifying party for any loss that the indemnifying party incurs because any such contract of indemnification becomes void or is violated, and (ii) the indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Liability.


VIII.  TERMINATION AND BREAKUP FEE

        A.      TERMINATION PRIOR TO EFFECTIVE DATE.

                1. MECHANICS. This Agreement may be terminated on or prior to the Effective Date only as follows:

                        a.      By the mutual written consent of TMG and HPS;

                        b. By TMG or HPS if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 1996 or such later date as the Parties may mutually agree;

                        c. By HPS if a condition to the obligations of HPS has not been satisfied (and which has not been waived in writing by HPS) and will not be satisfied on or before December 31, 1996; and

                        d. By TMG if a condition to the obligations of TMG has not been satisfied (and has not been waived in writing by TMG) and will not be satisfied on or before December 31, 1996.

                2. EFFECT. If this Agreement is terminated as described in
Section VIII(A) and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except for Article IX.

        B. EXPIRATION ON OR AFTER THE EFFECTIVE DATE.

                1. TERM. After the Effective Date, and assuming Closing occurs, this Agreement shall remain in effect until, and expire only when, HPS has administered the last Claim incurred with respect to the Administered Business, unless earlier terminated in accordance with this Section VIII(B), the parties hereby acknowledging that the Treaty creates incentives to relieve TMG of the insurance risk under the Administered Business on or before December 31, 1998.

                2.      TERMINATION MECHANICS FOR CAUSE AFTER CLOSING.

                        a. CAUSE - TMG. After Closing, this Agreement shall terminate 30 days after TMG notifies HPS in writing of its intent to terminate this Agreement because HPS has materially breached any of its covenants or obligations set forth in this Agreement, which breach remains uncured on the expiration of such 30 day period.

                        b. CAUSE - HPS. After Closing, this Agreement shall terminate 30 days after HPS notifies TMG in writing of its intent to terminate this Agreement because TMG has materially breached any of its covenants or obligations set forth in this Agreement, which breach remains uncured on the expiration of such 30 day period.

                        c. TERMINATION OF UNDERWRITING. TMG may suspend, upon written notice to HPS, HPS's underwriting authority and settlement authority while any dispute is pending which concerns the cause for any termination.

                3. INSOLVENCY OR REORGANIZATION. This Agreement shall terminate automatically in the event that:

                        a. HPS (i) becomes insolvent, (ii) becomes unable to pay its debts as they mature, (iii) makes an assignment for the benefit of its creditors or to an agent authorized to liquidate any substantial amount of its property or (iv) becomes the subject of any bankruptcy, insolvency or similar proceeding which, as to an involuntary petition under the federal bankruptcy code, is not dismissed within one hundred twenty (120) days after commencement without a judicial determination adverse to HPS; or

                        b. TMG notifies HPS of the termination of this Agreement because HPS has sold substantially all of its assets to another entity, dissolved, wound up its affairs, ceased its corporate existence, ceased to operate its business in substantially the same manner as operated on the date of this Agreement, or is contemplating any such sale, dissolution, winding up or cessation of existence or business.

                4. EFFECT. If TMG shall terminate this agreement for cause after the Closing, notwithstanding such termination, (1) Article X and any obligation due on or before the date of termination shall survive such termination and (2) HPS shall, at TMG's election, continue to administer all Claims incurred on or before the termination date in accordance with Article I upon the same terms and conditions and for the same compensation (if any) as provided in this Agreement, it being agreed that in no event shall HPS have any obligation to continue to administer Claims unless it shall be compensated for doing so at the rates and at the intervals (if any) provided in this Agreement, which shall continue to govern such continuing work of HPS even though this Agreement shall have been terminated for all other purposes. If, following TMG's termination of this Agreement for cause after the Closing, TMG elects to administer such Claims itself or through a designee, HPS shall immediately return all open Claim files to TMG, and HPS shall be liable for all expenses in connection with or arising from TMG's administration of such Claims.


IX.     MISCELLANEOUS

        A.      ARBITRATION.

                Any dispute or other matter in question between TMG and HPS arising out of or relating to this Agreement and the Ancillary Documents shall be settled by arbitration. In order to initiate an arbitration, TMG or HPS (as the case may be) shall deliver a written notice of demand for arbitration to the other party.

                HPS and TMG shall appoint an individual as arbitrator and the two so appointed shall then promptly appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within forty (40) Business Days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within forty (40) Business Days of their appointment, each of the arbitrators shall, at the end of such period, nominate three individuals as arbitrators. Each arbitrator shall, on or before the tenth (10th) Business Day after such nomination, decline two of the nominees presented by the other arbitrator. On the fifth (5th) Business Day after the last nominee has been so declined, the third arbitrator shall be chosen from the remaining two nominees by drawing lots. Each arbitrator appointed or nominated by HPS, TMG, or any other arbitrator, and each umpire shall be an active or former officer of an insurance or reinsurance company or Lloyd's of London Underwriters, and shall not have a personal, financial, or other conflict of interest in the result of the arbitration.

                The arbitration hearings shall be held in Milwaukee, Wisconsin. Each party shall submit its case to the arbitrators within sixty (60) Business Days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The decision rendered by a majority of the arbitrators shall be final and binding on HPS and TMG. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which HPS and TMG may have against each other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                HPS and TMG shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fees and expenses of the third arbitrator and
(iii) one-half of the other expenses that HPS and TMG jointly incur directly related to the arbitration proceeding. Other than as set forth above, HPS and TMG shall bear their own costs in connection with any such arbitration including, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses HPS and TMG incur to prepare for such arbitration.

                Except as provided above, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

        B.      CONFIDENTIALITY.

                The parties acknowledge and agree that they may deliver to each other information about them and their business which is nonpublic, confidential or proprietary in nature. All such information, regardless of the manner in which it is delivered, is referred to as "Proprietary Information." However, Proprietary Information does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by the other party, (b) was available to the other party on a nonconfidential basis prior to its disclosure by the disclosing party or (c) becomes available to the other party on a nonconfidential basis from a person other than by the disclosing party. Unless otherwise agreed to in writing by the disclosing party, the other party shall (a) except as required by law (including laws, regulations and governmental orders, rulings and guidelines applicable to disclosures of publicly-held companies or their subsidiaries), keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than those employed by the other party or on behalf of the other party who are actively and directly participating in the transactions contemplated in this Agreement, the Ancillary Documents and the Treaty ("Involved Person"); (b) cause each Involved Person to keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than another Involved Person and (c) not use the Proprietary Information, and ensure that each Involved Person does not use the Proprietary Information, for any purpose other than in connection with the transactions contemplated in this Agreement, the Ancillary Documents and the Treaty. Each party shall and shall cause its respective officers, directors, agents, employees and representatives (together, "Representatives"), promptly upon demand, to return all Proprietary Information and copies thereof. In addition, in the event that Closing does not occur on or before December 31, 1996, then upon demand by TMG, HPS shall, and shall cause its Representatives, immediately to return to TMG all information (regardless of whether such information constitutes Proprietary Information) that TMG has provided to it in connection with any due diligence or transactions review that HPS has conducted and any copies thereof.

        C.      RELATIONSHIP; NO IMPLIED ASSUMPTION OF LIABILITIES.

                TMG and HPS acknowledge and agree that this Agreement does not create a partnership or joint venture relationship between them. The parties agree that neither of them is assuming any liability, agreeing to pay any amount, or undertaking performance of any task or obligation not expressly set forth herein.

        D.      AMENDMENT AND WAIVER.

                This Agreement may not be amended, or its terms modified or waived, except by an instrument in writing signed on behalf of each of the parties.

        E.      PUBLICITY.

                HPS and TMG shall not issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other party.

        F.      SUCCESSORS AND ASSIGNS.

                This Agreement shall inure to the benefit of and bind the parties and their respective successors and assigns. Neither this Agreement nor any right or obligation hereunder nor any part hereof may be assigned by any party without the prior written consent of the other party.

        G.      GOVERNING LAW.

                This Agreement will be governed by and construed in accordance with the internal laws of the State of Wisconsin; provided, however, that the enforceability and validity of Section IX(A) shall be governed by 9 U.S.C. ? 1 et. seq.

        H.      ENTIRE AGREEMENT.

                This Agreement and the Ancillary Documents supersede all prior discussions and agreements (including the Letter of Intent between CGLIC, TMG and HPS dated November 13, 1996) between, and contains the sole and entire agreement between, the parties with respect to the subject matter hereof.

        I.      NO THIRD PARTY BENEFICIARIES.

                This Agreement is for the benefit of the parties only and does not confer any right, benefit, or privilege upon any person or entity that is not a party to this Agreement.

        J.      EXHIBITS.

                The Exhibits to this Agreement are made a part of this Agreement as if fully set forth herein. In the event of any conflict between the Exhibits and the text of this Agreement, the text of this Agreement shall control.

        K.      EXPENSES.

                Except as expressly set forth in this Agreement, the parties shall bear their own costs, fees and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the Ancillary Documents, including legal fees and the fees of any broker, finder or other intermediary entitled by law or contract to charge a fee; and each party agrees to indemnify and defend the other from any claims for such fees arising from its own actions and contracts.

        L.      HEADINGS.

                The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

        M.      INTERPRETATION.

                Any reference in this Agreement to an article, section, subsection, paragraph, schedule or exhibit shall, unless otherwise specified, refer to such article, section, subsection, paragraph, schedule or exhibit in this Agreement. The words "including," "included," and "include" shall be deemed to be followed by the phrase "without limitation," wherever used in this Agreement.

        N.      SEVERABILITY.

                If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to accomplish the purpose of the unenforceable, illegal or invalid provision.

        O.      NOTICES.

                Any notice or communication given pursuant to this agreement must be in writing and shall be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), if transmitted by facsimile, acknowledged as received by electronic confirmation from the addressee's telephone number and confirmed by courier or a recognized overnight delivery service, or if delivered by courier or a recognized overnight delivery service, providing a receipt or other proof of delivery, as follows:

                If to TMG:

                        Mr. Ken L. Evason
                        President
                        The Mutual Group (U.S.), Inc.
                        401 North Executive Drive
                        Brookfield, Wisconsin 53005

                        Facsimile Telephone Number:

                        (414) 797-2376

                If to HPS:

                        HealthPlan Services, Inc.
                        3501 Frontage Road
                        Tampa, FL  33607
                        Attention:  General Counsel

                        Facsimile Telephone Number:

                        (813) 287-6629


                All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will, whether sent by mail, facsimile, courier, or overnight delivery service be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return or other receipt or shipping invoice signed by a representative of such party or other third-party proof of delivery or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address.

        P.      COUNTERPARTS; AUTHORITY.

                This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                Each of the undersigned officers of the parties hereby represents and warrants on behalf of the party for which he is a signatory that all requisite director, shareholder and third-party actions or consents necessary to authorize the execution and delivery of this Agreement have been fully and finally taken, that he has been duly authorized by such actions and consents to execute and deliver this Agreement on behalf of the party for which he signs, that this Agreement represents the duly authorized, legal, valid and binding action of the party for which he is a signatory and that this Agreement is enforceable by and against the party for which he signs in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, and general equitable principles.

                IN WITNESS WHEREOF, TMG and HPS have caused this Agreement to be executed on their behalf by its duly authorized officers as of the date first written above.

                                                TMG LIFE INSURANCE COMPANY

                                                By: /s/ KEN L. EVASON
                                                    -----------------
                                                Title:  President

                                                HEALTHPLAN SERVICES, INC.

                                                By: /s/ TIM CLIFFORD
                                                    ----------------
                                                Title:  Chief Operating Office

                                    EXHIBIT A
                                    Policies

                                    EXHIBIT B
                                     Treaty

                                    EXHIBIT C
                                     Reports

                                    EXHIBIT D
                                  Hardware List

                                    EXHIBIT E
                             Personal Property List

                                    EXHIBIT F
                                   Trademarks

                                    EXHIBIT G
                               Real Property Lease

                                    EXHIBIT H
                              Third Party Contracts